EXHIBIT 11.2

                             QUICKRESPONSE SERVICES, INC.
                          COMPUTATION OF EARNINGS PER SHARE
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)

                                   Three Months Ended    Nine Months Ended
                                      September 30,         September 30,
                                   --------------------  --------------------
                                      1996       1995      1996       1995
                                   ---------  ---------  ---------  ---------
FULLY-DILUTED SHARES
Weighted average common
 shares outstanding               8,356,393  8,252,035  8,335,330  8,210,907
Common equivalent shares
 outstanding                        291,806    317,620    303,850    338,042
                                   ---------  ---------  ---------  ---------
                                  8,648,199  8,569,655  8,639,180  8,548,949
                                   ---------  ---------  ---------  ---------
                                   ---------  ---------  ---------  ---------

Net earnings                         $1,713     $1,294     $4,595     $3,424
                                   ---------  ---------  ---------  ---------
                                   ---------  ---------  ---------  ---------

Earnings per common and
 common equivalent share:             $0.20      $0.15      $0.53      $0.40
                                   ---------  ---------  ---------  ---------
                                   ---------  ---------  ---------  ---------



                                          14